Exhibit 99.1

SATCON® PROVIDES PRELIMINARY SECOND QUARTER 2011 FINANCIAL RESULTS

Company Announces Global Restructuring Initiative and $16 Million Convertible Debt Offering

Boston, Massachusetts — July 5, 2011 - Satcon Technology Corporation® (NASDAQ CM:SATC), a leading provider of utility scale power conversion solutions for the renewable energy market, today announced preliminary unaudited results for revenue and gross margin for its second quarter ended June 30, 2011.

Based on preliminary financial data and subject to the final closing of the company’s financial statements, Satcon expects second-quarter 2011 revenue will be between $45 million and $47 million, compared with its previously announced guidance of $50 million to $60 million.  The narrowed revenue range reflects the continued impact of changes in government incentives in the company’s higher margin markets in Europe, as well as delays on a few projects that have been pushed into the third quarter.

The company also revised its gross margin estimate for the quarter, which is now expected to be between 7% and 11%, below the company’s previously announced guidance of 17% to 20%.   Q2 gross margin was affected by the lower revenue range, and the effects of the slowdown in the European market.  Additionally, the company incurred one-time expenses relating to the revaluation of material due to lower component costs, an excess inventory provision and a non-recurring expense associated with a major project in North America.  This project, along with an increase in accounts receivable reserves, will also impact the company’s Q2 operating expenses.

“We anticipated Q2 to be a transitional quarter and have taken on the appropriate measures to ensure that we achieve profitability,” said Steve Rhoades, Satcon’s President and Chief Executive Officer.  “Despite the challenges in the quarter, Satcon attained important milestones on our path to long term margin expansion and profitability. We successfully introduced several new products, further strengthening our continued leadership position in the global utility scale inverter markets.  In addition, our achievements in both the supply chain and product engineering continue to lower our cost structure and position us to expand margins in the third and fourth quarters of this year.”

Global Restructuring Initiative

To further support its margin expansion efforts, the company announced today that it conducted a global restructuring of its workforce that resulted in a 15% reduction in staff.  This is expected to provide the company with compensation-related cash savings of approximately $5.0 million per year, beginning in Q3 of 2011.  The company expects to record a pre-tax charge of approximately $1.0 million in Q2 related to this initiative.

Debt Financing

The company also announced that it entered into a securities purchase agreement with an institutional investor whereby it raised $16 million in gross proceeds through the issuance of subordinated convertible notes (“the notes”) maturing July 1, 2013.

The company received net proceeds of approximately $15 million from the financing, to be used for general corporate purposes.  Lazard Capital Markets LLC acted as sole placement agent.

The material terms of the notes are described in more detail in the company’s current report on Form 8-K which will be filed today with the Securities and Exchange Commission.

The securities were issued in a private placement under Regulation D of the Securities Act of 1933, as amended (the “Act”),  and have not been registered under the Act, or state securities laws, and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration requirements.  This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

 “The commitment to reaching our growth and margin targets this year led us to adjust our cost structure as an organization while carefully ensuring no negative impact to our customers or critical product development programs,” said Aaron Gomolak, Satcon’s Chief Financial Officer.   “We, along with many of the industry’s leading analysts, see the market positioned for a strong second half recovery.  Following the restructuring, and factoring in the anticipated revenue recovery, we expect that gross margin will improve to first quarter levels during the third quarter. The measures we announced today strengthen our ability to lead the utility-scale solar market profitably as we as a company, and as an industry, achieve our next phase of growth.”

Second-Quarter Financial Results Conference Call

Satcon will release its second-quarter 2011 financial results after the close of market on Tuesday, August 9, 2011.  In conjunction with the announcement, management will host a conference call that day at 5:00 p.m. ET.  To participate in the conference call, please dial (877) 407-8289 (U.S. and Canada) or (201) 689-8341 (International).  The call will also be available as a live and archived audio webcast on the “Investor Relations” section of Satcon’s website at http://investor.satcon.com.

About Satcon

Satcon Technology Corporation is a leading provider of utility-grade power conversion solutions for the renewable energy market, enabling the industry’s most advanced, reliable and proven clean energy alternatives.  For more than ten years, Satcon has designed and delivered advanced power conversion products that enable large-scale producers of renewable energy to convert the clean energy they produce into grid-connected efficient and reliable power.  To learn more about Satcon, please visit http://www.Satcon.com.

Safe Harbor

Statements made in this document that are not historical facts or which apply prospectively, including those relating to preliminary Q2 2011 financial results, expected cost savings from our workforce reduction, and the use of proceeds from the offering, are forward-looking statements that involve risks and uncertainties.  These forward-looking statements are identified by the use of terms and phrases such as “will,” “intends,” “believes,” “expects,” “plans,” “anticipates” and similar expressions.  Investors should not rely on forward looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from the company’s expectation.  Additional information concerning risk factors is contained from time to time in the company’s SEC filings, including its Annual Report on Form 10-K and other periodic reports filed with the SEC.  Forward-looking statements contained in this press release speak only as of the date of this release.  Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date.  The company expressly disclaims any obligation to update the information contained in this release.

Contact

Leah Gibson

Investor Relations

Satcon Technology Corporation
(617) 897-2400
leah.gibson@Satcon.com